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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported) July 8, 2002


                               OWOSSO CORPORATION
             (Exact name of registrant as specified in its charter)


         Pennsylvania                   0-25066                23-2756709
(State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)               File Number)         Identification No.)



           22543 Fisher Road, P.O. Box 6660, Watertown, New York 13601
                    (Address of principal executive offices)




       Registrant's telephone number, including area code (315) 782-5910



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Item 5.  Other Events

On July 9, 2002, the Company announced it signed a definitive agreement to sell the stock of its Motor Products subsidiaries, which comprise a significant portion of Owosso's non-gearmotor business, to a subsidiary of Hathaway Corporation (Nasdaq: HATH) for $11.5 million in cash and a $300,000 note guaranteed by Hathaway Corporation. The closing is expected to occur on or about July 30, 2002.

Owosso expects to recognize a pretax gain, net of expenses, on the sale of approximately $6.0 million, and that the gain from the sale will be sheltered by net operating losses. The net proceeds of the sale will be used to reduce Owosso's outstanding bank debt.

Motor Products had revenues of $25.3 million, pretax income before corporate allocation of $1.85 million, EBITDA of $2.8 million and total assets of $11 million for the fiscal year ended October 28, 2001.

Owosso is a manufacturer of engineered component motor products.

The foregoing contains forward-looking statements, including expectations as to tax consequences, that involve a number of risks and uncertainties. The sale of Motor Products will be subject to the satisfaction of conditions, some of which are, or will be, outside of the Owosso's control. Accordingly, there can be no assurance that the sale transaction will be completed. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, adverse developments in economic factors influencing the manufacturing sector of the economy as well as the additional factors discussed in the Company's Annual Report on Form 10-K for the year ended October 28, 2001 and Forms 10-Q for the quarters ended January 27, 2002 and April 28, 2002 in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         OWOSSO CORPORATION

Date:  July 9, 2001                      By: /s/ George B. Lemmon, Jr.
                                             ----------------------------
                                             George B. Lemmon, Jr.
                                             President and CEO